Exhibit 99.1

PureSpectrum Management Update

SAVANNAH, Ga.--(BUSINESS WIRE)--October 21, 2010--PureSpectrum (OTC: PSRU) is pleased to announce an update regarding key strategic issues.

PureSpectrum, under the direction of Greg Clements, the Company’s sole officer and director, has executed a Management Proposal with the secured creditors. The Company is currently in default with respect to certain outstanding loan obligations made with the secured creditors. The secured creditors have filed U.C.C. security interests encumbering all of the Company’s assets. The secured creditors have indicated their willingness to enter discussion regarding the Company’s ongoing operations. Subject to execution of a definitive agreement, the secured creditors have agreed to forebear any foreclosure proceedings. It is expected to take up to six weeks to finalize terms will all the secured creditors.

Mr. Clements has indicated his plan will require additional capital from the secured creditors or other third parties. Two of the secured creditors advanced $50,000 pursuant to the terms and conditions of a convertible promissory note. The funds will be used by the company for working capital. The note proceeds have been deposited in a trust account established by the secured creditors for the benefit of the company.

Mr. Clements remarked: "Over the last two months, the Company has reduced its overhead, changed its sales and marketing direction and received the support of our secured creditors. I believe that these changes position PureSpectrum to re-establish itself in the market. We are embarking on a new plan that will see a more focused effort at direct marketing our products and a commitment to complete patents on the second and third generation light bulbs."

ABOUT PURESPECTRUM

PureSpectrum, Inc. is a company focused on sales of lighting products headquartered in Savannah, Ga. The company’s mission is grounded in the quest to preserve natural resources and a belief that energy efficient lighting will be embraced and absorbed through improved performance. PureSpectrum is introducing products and identifying technologies that enable energy conservation and improved performance without increased cost or confusion for the consumer. PureSpectrum plans to continue its commitment to researching and developing products that satisfy consumer demand and advance the cause of energy conservation. Please call (912) 721-3600 or visit www.purespectrumlighting.com for more information.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for PureSpectrum's products and services, its ability to succeed in growing revenue, the effect of new competitors in its market, integration of acquired businesses, and other risk factors identified from time to time by PureSpectrum. For additional information concerning risk factors, please refer to the securities filings at http://www.otcbb.com/asp/Info_Center.asp.

CONTACT:
PureSpectrum, Inc.
Greg Clements, 912-721-3600
ir@purespectrumlighting.com